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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                             TUSCANY MINERALS, LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, $0.001 PER SHARE PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   90068M 10 1
                     -----------------------------------------------------------
                                  (CUSIP Number)


                                  MAY 30, 2003
________________________________________________________________________________
             (Date of Event Which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this
Schedule  is  filed:

                    [-]  Rule  13d-1(b)

                    [-]  Rule  13d-1(c)

                    [X]  Rule  13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



     SEC  1745  (3-98)                         Page  1  of  4

CUSIP  No.  90068M  10  1
--------------------------------------------------------------------------------

1.   Names  of  Reporting  Persons
     I.R.S. Identification Nos. of above persons (entities only).: J. STEPHEN BARLEY

--------------------------------------------------------------------------------

2.   Check  the  Appropriate  Box  if  a  Member  of  a Group (See Instructions)

     (a)  [_]

     (b)  [_]

--------------------------------------------------------------------------------

3.   SEC  Use  Only:

--------------------------------------------------------------------------------

4.     Citizenship  or  Place  of  Organization:     CANADA

--------------------------------------------------------------------------------

Number  of          5.   Sole  Voting  Power:  6,325,000  SHARES
Shares  Bene-
finically  by
--------------------------------------------------------------------------------

Owned  by  Each     6.   Shared  Voting  Power:  NOT  APPLICABLE
Reporting
--------------------------------------------------------------------------------

Person  With:
                    7.   Sole  Dispositive  Power:  6,325,000  SHARES

                    8.   Shared  Dispositive  Power:  NOT  APPLICABLE

--------------------------------------------------------------------------------

9.   Aggregate  Amount  Beneficially  Owned  by  Each  Reporting  Person:
     6,325,000  SHARES

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):

     NOT  APPLICABLE

11.     Percent  of  Class  Represented  by  Amount  in  Row  (9):  50.5%

--------------------------------------------------------------------------------

12.     Type  of  Reporting  Person  (See  Instructions)
--------------------------------------------------------------------------------

     IN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

CUSIP  No.  90068M  10  1
--------------------------------------------------------------------------------

THIS STATEMENT ON SCHEDULE 13G WAS ORIGINALLY FILED BY THE REPORTING PERSON WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 26, 2002 AND IS AMENDED TO REFLECT SALE BY THE REPORTING PERSON OF 175,000 SHARES OF TUSCANY MINERALS LTD. ON MAY 30, 2003.

ITEM 1.

     (a)  Name  of  Issuer:  TUSCANY  MINERALS,  LTD.

     (b)  Address  of  Issuer's  Principal  Executive  Offices:

     2060  GISBY  STREET,  WEST  VANCOUVER,  BRITISH  COLUMBIA,  CANADA

ITEM 2.

     (a)  Name  of  Person  Filing:  J.  STEPHEN  BARLEY

     (b)  Address  of  Principal  Business  Office  or,  if  none,  Residence:

     2060  GISBY  STREET,  WEST  VANCOUVER,  BRITISH  COLUMBIA,  CANADA

     (c)  Citizenship:  CANADIAN

     (d)  Title of Class of Securities: COMMON STOCK, $0.001 PER SHARE PAR VALUE

     (e)  CUSIP  Number:  90068M  10  1

ITEM 3.  IF  THIS  STATEMENT  IS  FILED  PURSUANT  TO  SEC.SEC.  240.13D-1(B) OR
          240.13D-2(B)  OR  (C),  CHECK  WHETHER THE PERSON FILING IS A:
     (a)  [_] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).
     (b)  [_]  Bank  as  defined  in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [_] An investment adviser in accordance with Sec.240.13d-1(b)(1)(ii)(E):
     (f) [_] An employee benefit plan or endowment fund in accordance with Sec.240.13d-1(b)(1)(ii)(F):
     (g) [_] A parent holding company or control person in accordance with Sec.240.13d-1(b)(1)(ii)(G):
     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813):
     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3):
     (j)  [_]  Group,  in  accordance  with  Sec.240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.
          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
     (a)  Amount  Beneficially  owned:  6,325,000  SHARES
     (b)  Percent  of  Class:  50.5%
     (c)  Number  of  shares  as  to  which  the  person  has:
          (i)  Sole  power  to  vote  or  to  direct  the vote: 6,325,000 SHARES
          (ii) Shared  power  to  vote  or  to  direct  the  vote:  N/A
          (iii) Sole power to dispose or to direct the disposition of: 6,325,000 SHARES
          (iv) Shared  power  to  dispose  or  to direct the disposition of: N/A

CUSIP  No.  90068M  10  1
--------------------------------------------------------------------------------

ITEM 5.  OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]


ITEM 6.  OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON  BEHALF OF ANOTHER PERSON.

          NOT  APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          NOT  APPLICABLE

ITEM 8  IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP

          NOT  APPLICABLE

ITEM 9.  NOTICE  OF  DISSOLUTION  OF  GROUP

          NOT  APPLICABLE

ITEM 10.  CERTIFICATION

          NOT  APPLICABLE


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   MAY  30,  2003
                                   ---------------------------------------------
                                   Date

                                   /s/  J.  STEPHEN  BARLEY
                                   ---------------------------------------------
                                   Signature

                                   J.  STEPHEN  BARLEY
                                   BENEFICIAL  OWNER  AND  PRESIDENT
                                   ---------------------------------------------
                                   Name/Title



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